Exhibit 99

NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD POSTS THIRD QUARTER 2009 NET INCOME OF $1 BILLION; CASH FLOW TURNS POSITIVE; NORTH AMERICA PROFITABLE+

•
Reported net income of $997 million, or 29 cents per share, an improvement of $1.2 billion from the third quarter of 2008. Pre-tax operating profit totaled $1.1 billion, an improvement of $3.9 billion from a year ago.   It is Ford’s first pre-tax operating profit since the first quarter of 2008

•	Ford North America posted a pre-tax operating profit of $357 million, its first profitable quarter since the first quarter of 2005

•	Reduced Automotive structural costs by $1 billion, bringing the total reduction to $4.6 billion through the first nine months of 2009, and exceeding the full-year target of $4 billion

•	A strong product lineup drove market share gains in North America, South America and Europe as well as continued improvements in transaction prices and margins

•	Ended the quarter with $23.8 billion of Automotive gross cash, up $2.8 billion from the end of second quarter 2009++

•	Achieved positive Automotive operating-related cash flow of $1.3 billion for the third quarter, a $2.3 billion improvement over the second quarter

•	Ford Credit reported a pre-tax operating profit of $677 million, a $516 million improvement from a year ago

•	Ford now expects to be solidly profitable in 2011, excluding special items, with positive operating-related cash flow

Financial Results Summary	Third Quarter		First Nine Months
	2009	O/(U) 2008	2009	O/(U) 2008
Wholesales (000)+	1,232	57	3,377	(891)
Revenue (Bils.) +	$30.9	$(0.8)	$82.9	$(26.2)

Operating Results +
Automotive Results (Mils.)	$446	$3,385	$(2,493)	$523
Financial Services (Mils.)	661	502	1,194	1,305
Pre-Tax Results (Mils.)	$1,107	$3,887	$(1,299)	$1,828

After-Tax Results (Mils.)+++	$873	$3,882	$(1,557)	$2,381

Earnings Per Share +++	$0.26	$1.58	$(0.54)	$1.22

Special Items Pre-Tax (Mils.)	$108	$(2,099)	$3,265	$9,484

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$997	$1,158	$1,831	$10,619
Earnings Per Share	$0.29	$0.36	$0.61	$4.55

Automotive Gross Cash (Bils.) ++	$23.8	$4.9	$23.8	$4.9
See end notes on page 10.

DEARBORN, Mich., Nov. 2,  2009 – Ford Motor Company [NYSE: F] today reported net income of  $997 million, or 29 cents per share, in the third quarter as strong new products, structural cost reductions and improved results at Ford Credit lifted the company’s results despite continued weak global economic conditions. This is a $1.2 billion improvement compared with the same period last year.

Excluding special items, Ford posted pre-tax operating profits totaling $1.1 billion, an improvement of $3.9 billion from a year ago.  This marks the company’s first operating profit since the first quarter of 2008.  On an after-tax basis, excluding special items, Ford posted an operating profit of $873 million in the third quarter, or 26 cents per share, compared with a loss of $3 billion, or $1.32 per share, a year ago.

Ford’s North American operations posted a pre-tax operating profit of $357 million, its first quarterly profit since the first quarter of 2005.  Ford South America, Ford Europe and Ford Asia Pacific Africa also posted pre-tax operating profits in the third quarter.

“Our third quarter results clearly show that Ford is making tremendous progress despite the prolonged slump in the global economy,” said Ford President and CEO Alan Mulally.  “Our solid product lineup is leading the way in all markets.  While we still face a challenging road ahead, our One Ford transformation plan is working and our underlying business continues to grow stronger.”

Ford’s third quarter revenue was $30.9 billion, down $800 million from the same period a year ago. Automotive revenue is up $100 million from a year ago. This improvement was offset by a decrease in Ford Credit’s revenue reflecting a decline in receivables.

Ford reduced its Automotive structural costs by $1 billion in the quarter, largely driven by lower manufacturing and engineering costs, which included benefits from improved productivity, personnel reduction actions primarily in North America and Europe, and progress on implementing its common global platforms and product development processes.  Through the first nine months, Ford has achieved $4.6 billion in Automotive structural cost reductions, exceeding its full-year 2009 target of $4 billion.

Ford finished the third quarter with $23.8 billion in Automotive gross cash, compared with $21 billion at the end of the second quarter of 2009.  Automotive operating-related cash flow was $1.3 billion positive during the third quarter of 2009, an improvement of $2.3 billion from the second quarter 2009.  Automotive operating-related cash flow was $3.4 billion negative during the first nine months.

“The Ford team delivered another solid quarter of results with strong contributions from all our business regions,” said Lewis Booth, Ford executive vice president and chief financial officer.  “Positive cash flow, a stronger balance sheet and a third quarter operating profit are evidence that Ford is meeting the global economic challenges.”

The following discussion of third quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive overall operating cost changes is at constant volume, mix, and exchange, and excludes special items; discussion of Automotive structural cost changes is at constant exchange and excludes special items.

THIRD QUARTER HIGHLIGHTS
•
Ford again increased year-over-year market share in North America, South America, and Europe and continued to achieve improvements in transaction prices and margins.  Ford maintained market share in the Asia Pacific Africa region and Volvo gained market share. Other sales highlights:

o	In the U.S., third quarter market share increased 2.2 percentage points compared to last year as the Ford, Lincoln and Mercury brands all posted sales gains
o
Ford Europe’s market share was 9.2 percent for the quarter, up 0.6 points from last year and the highest third-quarter level in 10 years. Market share was 10.1 percent in September, the highest monthly share in eight years

o	Record growth in China continued as Ford third quarter sales jumped 63 percent
o
At the end of the third quarter, worldwide sales of the new Ford Fiesta reached 470,000 units since its launch last fall.  The No. 2 best-selling car in Europe posted its highest September sales since 1994. In September, Fiesta also had its best sales month ever in China. Fiesta arrives in the U.S. market in 2010

o	Began selling the new Ford Taurus and Transit Connect in North America. Taurus sales in September were up 60 percent from a year ago
o	The Ford Focus and Ford Escape were among the top new vehicles purchased in the U.S. government’s “Cash for Clunkers” program
o	Ford’s U.S. hybrid sales have risen 73 percent this year compared to a 14 percent decline in U.S. hybrid industry sales. More than 60 percent of Ford Fusion hybrid sales have come from non-Ford owners
•	Began production of the Ford Transit Connect small commercial van at the new manufacturing plant in Craiova, Romania
•	Announced investment of $500 million at Ford India’s Chennai assembly plant to build the new Ford Figo, a small car targeted at the heart of the Indian market, debuting in 2010
•	Announced a new $490 million assembly plant in Chongqing, China, which will be completed by 2012, and will produce the Ford Focus for the Chinese market
•	Ford, Lincoln and Mercury brand vehicles in the U.S. had the fewest number of “things gone wrong” among all automakers, according to the third quarter GQRS study of new vehicle quality
•
Received $886 million in loans from the U.S. Department of Energy for development of more fuel-efficient vehicles. Ford has been approved for up to $5.9 billion in loans in support of projected expenditures through mid-2012

•	Raised $565 million in new equity as Ford completed its previously-announced plan to issue up to $1 billion of equity
•	Ford Credit completed $10 billion in funding in the third quarter, including $2.8 billion unsecured, and now has essentially completed its full-year funding plan
•
The Ford Taurus and Lincoln MKT both earned a “Top Safety Pick” from the Insurance Institute for Highway Safety.  Ford Motor Company continues to have more IIHS “Top Safety Pick” ratings than any other automaker

•
Unveiled the all-new Ford C-MAX at the Frankfurt Motor Show.  The C-MAX and the Grand C-MAX will debut in Europe in 2010, and the Grand C-MAX debuts in the U.S. in 2011.  The new global C-car platform will underpin up to 10 models and more than 2 million units annually by 2012

•	Announced that Ford’s 1.6-liter and 2.0-liter four-cylinder EcoBoost engines will make their debut in 2010 across Europe, North America, and Australia
•	Unveiled the new Ford Figo to compete in India’s small car segment beginning in 2010
•	Launched the new Ford Fiesta in Taiwan and continued the successful rollout of the Ford Focus and Ford Everest SUV in additional Asian markets
•	Revealed the new 2011 Ford F-Series Super Duty and two new powertrains developed by Ford – a 6.7-liter V8 diesel engine and a 6.2-liter V8 gasoline engine
•
Began selling the 2010 Ford F-150 SVT Raptor, an off-road performance truck, which captured the “2009 Pickup Truck of Texas” award from the Texas Auto Writers. The Ford F-150 won the overall “Truck of Texas” award, the seventh straight year a Ford truck has earned the honor

AUTOMOTIVE SECTOR
Automotive Sector*	Third Quarter		First Nine Months
	2009	O/(U) 2008	2009	O/(U) 2008
Wholesales (000)	1,232	57	3,377	(891)
Revenue (Bils.)	$27.9	$0.1	$73.3	$(23.6)
Pre-Tax Results (Mils.)	$446	$3,385	$(2,493)	$523
*excludes special items

For the third quarter of 2009, Ford’s Automotive sector reported a pre-tax operating profit of $446 million, compared with a pre-tax loss of $2.9 billion a year ago.  The improvement primarily reflects favorable net pricing, structural cost reductions, lower material costs and improved market share, offset partially by unfavorable exchange and lower industry volumes.

Worldwide Automotive revenue in the third quarter was $27.9 billion, up $100 million from a year ago.  The increase is more than explained by favorable net pricing and higher volumes, primarily in North America, offset partially by unfavorable exchange. Total vehicle wholesales in the third quarter were 1,232,000, compared with 1,175,000 units a year ago.

Automotive structural cost reductions in the third quarter totaled $1 billion, including $500 million in North America. Manufacturing and engineering costs were $500 million lower, largely reflecting the continued benefits of improved productivity, personnel reduction actions primarily in North America and Europe, and progress on the implementation of Ford’s common global platforms and product development processes.  Pension and retiree health care costs were lower, reflecting the effect of the UAW Retiree Health Care VEBA agreement.  Overall, Ford reduced Automotive structural costs by $4.6 billion during the first nine months.

Net pricing was $1.9 billion favorable, primarily explained by higher U.S. net pricing, reflecting the success of new products, a continued disciplined approach on incentives and selective top-line pricing.

North America: For the third quarter, Ford North America reported a pre-tax operating profit of $357 million, compared with a loss of $2.6 billion a year ago.  The improvement was primarily explained by favorable net pricing, lower material costs, structural cost reductions, favorable series mix and improved market share, offset partially by unfavorable exchange and lower U.S. industry volume.  Third quarter revenue was $13.7 billion, up from $10.8 billion a year ago.

South America: For the third quarter, Ford South America reported a pre-tax operating profit of $247 million, compared with a profit of $480 million a year ago.  The decrease is more than explained by unfavorable exchange, primarily in Brazil and Argentina. Third quarter revenue was $2.1 billion, down from $2.7 billion a year ago.

Europe: For the third quarter, Ford Europe reported a pre-tax operating profit of $193 million, compared with a profit of $69 million a year ago.  The improvement was more than explained by structural cost reductions, lower material costs and favorable net pricing, offset partially by unfavorable volume and mix and exchange. Third quarter revenue was $7.6 billion, down from $9.7 billion a year ago.

Asia Pacific Africa: For the third quarter, Ford Asia Pacific Africa reported a pre-tax operating profit of $27 million, compared with a profit of $4 million a year ago.  The increase primarily reflects favorable net pricing, China joint venture profits, and cost reductions, offset partially by unfavorable exchange. Third quarter revenue was $1.5 billion, down from $1.7 billion a year ago.

Volvo: Volvo continues to be reported as an ongoing operation. The effects of “held-for-sale” accounting-related adjustments are reported as special items. For the third quarter, Volvo reported a pre-tax operating loss of $135 million, compared with a loss of $458 million a year ago.  The improvement is more than explained by continued progress on cost reductions, favorable exchange, and higher volume and mix.  Third quarter revenue was $3 billion, up from $2.9 billion a year ago.  Also, as announced last week, Ford confirmed Geely as the preferred bidder in the ongoing discussions concerning the possible sale of Volvo Cars.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, was a third quarter pre-tax loss of $243 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	Third Quarter		First Nine Months
(in millions)	2009	O/(U) 2008	2009	O/(U) 2008
Ford Credit Pre-Tax Results	$677	$516	$1,287	$1,388
Other Financial Services	(16)	(14)	(93)	(83)
Financial Services Pre-Tax Results	$661	$502	$1,194	$1,305
*excludes special items

For the third quarter, the Financial Services sector reported a pre-tax operating profit of $661 million, compared with a profit of $159 million a year ago.

Ford Motor Credit Company: For the third quarter, Ford Credit reported a pre-tax operating profit of $677 million, compared with a pre-tax profit of $161 million a year ago.  The increase primarily reflected lower residual losses due to higher auction values, and lower provisions for credit losses, offset partially by lower volume.

Other Financial Services: For the third quarter, Other Financial Services reported a pre-tax operating loss of $16 million in the third quarter, compared with a loss of $2 million a year ago.

OUTLOOK
Despite the severe global downturn, Ford said it continues to make progress on all four pillars of its plan:

•	Aggressively restructure to operate profitably at the current demand and changing model mix
•	Accelerate the development of new products that customers want and value
•	Finance the plan and improve the balance sheet
•	Work together effectively as one team, leveraging Ford’s global assets

Ford said it remains on track to achieve or exceed all of its 2009 financial targets and almost all of its operational metrics.  Ford will also continue to pursue actions to improve its balance sheet.

Ford expects full-year 2009 U.S. industry sales will be about 10.6 million units, consistent with the guidance previously communicated by the company. In Europe, Ford now expects that full-year industry sales will be about 15.7 million units, which is higher than its previous guidance.

Ford expects fourth quarter 2009 production to be up compared with year-ago levels and third quarter 2009 production. This increase is to return to planned dealer stock levels and match production with market demand for Ford products.

Ford now expects full-year Automotive structural cost reductions of about $5 billion, exceeding its full-year 2009 target. These costs were reduced by $4.6 billion through the first nine months.  Going forward, Ford expects structural costs to be relatively stable as the company has largely completed its significant restructuring actions over the past four years.

The company said it expects full-year U.S. and Europe market share to remain at about the same levels achieved during the first nine months.

Ford expects Automotive operating-related cash flow to be positive in the fourth quarter, based on the company’s present planning assumptions.

Ford now expects capital spending of about $5 billion, or slightly less. Capital expenditures through the first nine months were $3.4 billion; higher projected fourth quarter spending reflects the timing of Ford’s product launches as the company maintains its product plans.

Ford Credit expects to be profitable in the fourth quarter and for the full-year 2009.  Next year, Ford Credit expects reduced profits based on lower average receivables and the non-recurrence of favorable 2009 factors.

Based on its recent performance and present planning assumptions, Ford is changing its full-year 2011 guidance for total company and North American Automotive operations from being “breakeven or better” to “solidly profitable” on a pre-tax basis excluding special items, with positive Automotive operating-related cash flow.

While the company has confidence that the global economy will be improving by 2011, the near-term growth outlook remains rather uncertain. Looking at 2010, there is a high likelihood of a substantial decrease in European industry volume as scrappage programs expire. This decrease could more than offset U.S. sales volumes, which may improve somewhat from this past quarter’s levels.

Ford expects to know more about the state of the global economic recovery and its impact on 2010 auto industry volumes in the coming months.  Early next year, Ford will provide guidance on its 2010 planning assumptions and operational metrics when the company releases its full-year 2009 results.

“The third quarter is one the entire Ford extended team can be proud of because it proves that our product-led transformation is working,” Mulally said. “Leading indicators are now showing signs of recovery in all of our major markets, however, consumer confidence and labor market conditions remain a concern.

“Despite the continued economic headwinds, we remain confident that we have the right plan and are taking the right actions to transform Ford into a lean company that delivers profitable growth for all our stakeholders,” Mulally added.

Ford’s 2009 planning assumptions regarding the industry and operating metrics include the following:

Planning Assumptions	Full Year Plan	Full Year Outlook	Memo: First Nine Months
Industry Volume (SAAR)**:
–U.S. (million units)	10.5 – 12.5	About 10.6	10.5
–Europe (million units)***	12.5 – 13.5	About 15.7	15.7

Operational Metrics
Compared with 2008:
Quality:
-- U.S.	Improve	On track	Improved
-- International	Improve	Mixed	Mixed

--Automotive Structural Costs****	Improve by about $4 Billion	Improve by about $5 Billion	Improved by $4.6 Billion

-- U.S. Total Market Share (Ford and LM)	Stabilize	Improve	15.0%
Share of Retail Market	Stabilize	Improve	12.9%
-- Europe Market Share ***	Equal / Improve	Improve	9.2%

--Auto. Operating-Related Cash Flow*****	Negative but Significant Improvement	On track	$(3.4) Billion

Absolute Amount:
--Capital Spending	$5 Billion to $5.5 Billion	About $5 Billion	$3.4 Billion
FORD IS ON TRACK TO BE SOLIDLY PROFITABLE IN 2011 WITH POSITIVE OPERATING-RELATED CASH FLOW*
*Pre-tax profits excluding special items
**Includes medium and heavy trucks
***European 19 markets Ford tracks
****Cost changes are measured at constant exchange, and exclude special items and discontinued operations. In addition, costs that vary directly with volume, such as material, freight and warranty costs are measured at constant volume and mix

*****See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:

Production Volumes	Actual		Forecast
	Third Quarter 2009		Fourth Quarter 2009
	Units (000)	O/(U) 2008 (000)	Units (000)	O/(U) 2008 (000)

Ford North America	490	72	570	141

Ford Europe	385	(9)	456	91

Volvo	77	5	95	27

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] releases its preliminary third quarter 2009 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

At 9 a.m. EST, Alan Mulally, Ford president and chief executive officer, and Lewis Booth, Ford executive vice president and chief financial officer, will host a call for the investment community and news media to discuss third quarter results.

At 11 a.m. EST, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – November 2, 2009
Earnings Call: 9 a.m. EST
Toll Free: 866-356-4123
International: 617-597-5393
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EST
Toll Free:  866-730-5766
International:  857-350-1590
Fixed Income Passcode: 70059906 (Please note the new password)

Replays – Available after 2 p.m. the day of the event through Nov. 9
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 200,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.
# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.  “Net income” and “Net loss” herein refer to “Net income/(loss) attributable to Ford” on our Statement of Operations, reflecting new presentation required by new accounting standards.  2008 results have been adjusted for the effect of new accounting standards, and for the reclassification of certain Financial Services sector revenue items.  Discussion of overall Automotive cost changes, including structural cost changes (e.g., manufacturing and engineering, pension/OPEB, overhead, etc.), is at constant exchange and excludes special items and discontinued operations.  In addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at constant volume and mix. See tables following the "Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).

++	See the tables following “Safe Harbor/Risk Factors” for reconciliation of Automotive gross cash and operating-related cash flow to GAAP.
+++
Excluding special items and “Income/(Loss) attributable to non-controlling interests.” See tables following "Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued or worsening financial crisis;
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events, or other factors;
•	Decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	A further increase in or acceleration of market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Restriction on use of tax attributes from tax law "ownership change";
•
Economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement regarding UAW hourly retiree health care;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials subject to long-term supply arrangements that commit us to purchase minimum or fixed quantities of parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Ford Credit's need for substantial liquidity to finance its business;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or other factors;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer, data protection, or other regulation resulting in greater costs or financing restrictions;
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2008 Form 10-K Report and subsequent Form 10-Q Reports.

THIRD QUARTER & FIRST NINE MONTHS 2009 NET INCOME/(LOSS) COMPARED WITH 2008

	Third Quarter		First Nine Months
	2008	2009	2008	2009
Revenue (Bils.)
Revenue (Excluding Special Items)	$31.7	$30.9	$109.1	$82.9
Special Items*	—	—	7.0	—
Revenue	$31.7	$30.9	$116.1	$82.9

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(2,780)	$1,107	$(3,127)	$(1,299)
Special Items*	2,207	108	(6,219)	3,265
Pre-Tax Income/(Loss) from Continuing Operations	$(573)	$1,215	$(9,346)	$1,966

(Provision for)/Benefit from Income Taxes	463	(139)	811	40
Income/(Loss) from Continuing Operations	$(110)	$1,076	$(8,535)	$2,006
Income/(Loss) from Discontinued Operations	—	—	9	5
Net Income/(Loss)	$(110)	$1,076	$(8,526)	$2,011
Less: Income/(Loss) attributable to non-controlling interests	51	79	262	180
Net Income/(Loss) attributable to Ford	$(161)	$997	$(8,788)	$1,831

* Special items detailed in table on pages 13-14

THIRD QUARTER & FIRST NINE MONTHS 2009 INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH 2008

	Third Quarter		First Nine Months
(in millions)	2008	2009	2008	2009

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(2,780)	$1,107	$(3,127)	$(1,299)
(Income)/Loss Attributable to Non-Controlling Interests	(51)	(79)	(262)	(180)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	(178)	(155)	(549)	(78)
After-Tax Result (Excluding Special Items)	$(3,009)	$873	$(3,938)	$(1,557)

Pre-Tax Special Items*	$2,207	$108	$(6,219)	$3,265
(Provision for)/Benefit from Income Taxes on Special Items	641	16	1,360	118
Income/(Loss) from Continuing Operations Attributable to Ford	$(161)	$997	$(8,797)	$1,826

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(178)	$(155)	$(549)	$(78)
(Provision for)/Benefit from Income Taxes on Special Items	641	16	1,360	118
(Provision for)/Benefit from Income Taxes	$463	$(139)	$811	$40

* Special items detailed in table on pages 13-14

THIRD QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2008	2009
Automotive Sector
Ford North America
Retiree health care and related charges	$2,569	$(120)
Personnel-reduction actions	(197)	(23)
U.S. dealer actions	(38)	(13)
Job Security Benefits	320	22
Total Ford North America	2,654	(134)
Ford South America
Personnel-reduction actions	—	(6)
Ford Europe
Personnel-reduction actions	(40)	(16)
Ford Asia Pacific Africa
Personnel-reduction actions	(28)	(6)
Volvo
Personnel-reduction actions	(15)	(3)
U.S. dealer actions	(11)	—
Total Volvo	(26)	(3)
Other Automotive
Returns on assets held in the Temporary Asset Account ("TAA")	(250)	93
Total Personnel and Dealer-Related Items - Automotive sector	2,310	(72)
Other Items:
Automotive Sector
Ford North America
Accelerated depreciation related to AutoAlliance International, Inc. ("AAI") acquisition of leased facility	(82)	—
Gain/(Loss) on sale of Automotive Components Holding , LLC ("ACH") plants	(19)	—
Total Ford North America	(101)	—
Volvo
Held-for-sale cessation of depreciation and related charges	—	163
Other Automotive
Gain on debt securities exchanged for equity	35	—
Net gains on debt reduction actions	—	8
Total Other Automotive	35	8
Jaguar Land Rover
Sale-related/Other	(37)	—
Total Other Items – Automotive sector	(103)	171
Financial Services Sector
DFO Partnership – gain on sale	—	9

Total	$2,207	$108

Memo:
Special Items Impact on Earnings Per Share*	$1.25	$0.03

*
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, less income attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the November 2, 2009 conference calls at www.shareholder.ford.com.

FIRST NINE MONTHS SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2008	2009
Automotive Sector
Ford North America
Retiree health care and related charges	$2,680	$(408)
Personnel-reduction actions	(644)	(292)
U.S. dealer actions (primarily dealership impairments)	(185)	(105)
Job Security Benefits	262	336
Total Ford North America	2,113	(469)
Ford South America
Personnel-reduction actions	—	(19)
Ford Europe
Personnel-reduction actions/Other	(54)	(160)
Ford Asia Pacific Africa
Personnel-reduction actions	(40)	(14)
Volvo
Personnel-reduction actions	(38)	(12)
U.S. dealer actions	(20)	(1)
Total Volvo	(58)	(13)
Other Automotive
Returns on assets held in the TAA	(250)	96
Mazda
Impairment of dealer network goodwill	(214)	—
Total Personnel and Dealer-Related Items - Automotive sector	1,497	(579)
Other Items:
Automotive Sector
Ford North America
Fixed asset impairment charges	(5,300)	—
Gain/(Loss) on sale of ACH plants	(324)	—
Accelerated depreciation related to AAI acquisition of leased facility	(82)	—
Ballard restructuring/Other	(70)	—
Total Ford North America	(5,776)	—
Ford Europe
Investment impairment and related charges	—	(100)
Volvo
Held-for-sale impairment	—	(650)
Held-for-sale cessation of depreciation and related charges	—	290
Total Volvo	—	(360)
Other Automotive
Liquidation of foreign subsidiary – foreign currency translation impact	—	(281)
Gain on debt securities exchanged for equity	108	—
Net gains on debt reduction actions	—	4,663
Total Other Automotive	108	4,382
Jaguar Land Rover
Sale-related/Other*	38	3
Total Other Items – Automotive sector	(5,630)	3,925
Financial Services Sector
DFO Partnership impairment	—	(141)
Ford Credit net operating lease impairment charge	(2,086)	—
DFO Partnership – gain on sale	—	9
Gain on purchase of Ford Holdings debt securities	—	51
Total Other Items – Financial Services sector	(2,086)	(81)
Total	$(6,219)	$3,265

Memo:
Special Items Impact on Earnings Per Share**	$(2.17)	$1.15

*	Jaguar Land Rover’s revenue of $7 billion and wholesales of 125,000 units were treated as special items in the first nine months of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, less income attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the November 2, 2009 conference calls at www.shareholder.ford.com.

U.S GAAP RECONCILIATION OF AUTOMOTIVE GROSS CASH

(in billions)	Dec 31, 2008	Sep 30, 2009	Sep 30, 2009 B/(W) Dec 31, 2008	Memo: Sep 30, 2008	Memo: June 30, 2009

Cash and Cash Equivalents	$6.4	$10.1	$3.7	$10.6	$11.9
Marketable Securities	9.3	14.6	5.3	11.5	9.7
Loaned Securities	—	—	—	—	—
Total Cash/Marketable & Loaned Securities	$15.7	$24.7	$9.0	$22.1	$21.6
Securities-In-Transit *	—	(0.2)	(0.2)	(0.7)	(0.2)
UAW-Ford TAA/Other	(2.3)	(0.7)	1.6	(2.5)	(0.4)
Gross Cash	$13.4	$23.8	$10.4	$18.9	$21.0

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end.

U.S. GAAP RECONCILIATION OF AUTOMOTIVE OPERATING-RELATED CASH FLOWS*

(in billions)	2009
	Third Quarter	O/(U) 2008	First Nine Months	O/(U) 2008

Cash Flows from Operating Activities of Continuing Operations**	$3.0	$8.6	$0.8	$8.0

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(1.0)	0.8	(3.4)	1.3
Net Transactions Between Automotive and Financial Services Sectors	(0.4)	(0.3)	(1.3)	0.1
Net Cash Flows from Non-Designated Derivatives	(0.1)	(0.4)	(0.1)	(1.2)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Pers. Reduction Program	0.2	—	0.7	0.2
Pension Contributions	0.1	—	0.8	(0.1)
Tax Refunds and Tax Payments from Affiliates	(0.2)	(0.2)	(0.5)	0.4
Other**	(0.3)	0.5	(0.4)	0.2
Operating–Related Cash Flows	$1.3	$9.0	$(3.4)	$8.9

*	Except where noted (see below) 2008 data excludes Jaguar Land Rover
**	2008 includes Jaguar Land Rover

#  #  #